EXHIBIT 99.1

22nd Century Group Warrant Exchange Eliminates 93% of Warrant Liability

Company Continues Paving the Way to Up-List to a National Securities Exchange

CLARENCE, N.Y. - 22nd Century Group, Inc. (OTCQB: XXII) today announced that the Company’s warrant exchange, which concluded last Thursday, was a huge success greatly exceeding management’s expectations. The warrant exchange reduced 22nd Century Group’s “derivative warrant liability” by 93 percent and generated gross proceeds of approximately $3.6 million for the Company.

As reported last month, the primary purpose of the warrant exchange was to reduce 22nd Century Group’s “derivative warrant liability” through the exercise or amendment of the Company’s outstanding warrants in order for the Company to have sufficient stockholders’ equity to up-list its common stock to a national securities exchange – such as NASDAQ or NYSE. Many institutional investors and retail brokers looking to build a position in 22nd Century Group stock cannot buy OTC Bulletin Board stocks.

As of December 13, 2013, 22nd Century Group had total assets of approximately $12 million, which includes approximately $6.2 million in cash, and only $700 thousand in current liabilities. The Company’s only long-term liability is its “derivative warrant liability,” which due to the warrant exchange has been reduced from $18.6 million to approximately $1.2 million.

22nd Century Group’s $6.2 million cash balance reflects $3.2 million the Company has already invested and paid in full for the equipment at its manufacturing facility. As reported in early December, the Company’s management believes that having its own factory will create tremendous shareholder value since costs will be reduced and control, production and exports of its differentiated tobacco products will be greatly facilitated.

John Brodfuehrer, 22nd Century’s Group’s CFO, stated, “We now have approximately $10 million of net stockholders’ equity, which is more than sufficient to qualify for an up-listing to a national securities exchange.”

22nd Century Group currently has 56,691,897 shares of common stock issued and outstanding, including the approximate 5.5 million shares the Company issued as a result of the warrant exchange. Approximately 5.3 million shares of common stock issued during the warrant exchange were from the exercise of warrants on a cash basis. These shares cannot be sold for 6 months pursuant to Rule 144.

The Company currently has approximately 10.6 million warrant shares outstanding. Of these, 6.25 million have a purchase price of $1.96 to $2.40 and 4.1 million are owned by the Company’s management.

The Company’s Series-A warrant holder, which is an institutional investor, has only 225,798 warrant shares remaining, as compared to approximately 3.67 million warrant shares as of September 30, 2013.  There are no Series-B or Series-C warrants outstanding.

Joseph Pandolfino, Founder and CEO of 22nd Century’s Group stated, “We are now well positioned to up-list to a national securities exchange; the only qualification remaining is our share price which we expect to appreciate over the next 60 days since many catalysts are on the horizon as we continue to execute our business plan.”

Chardan Capital Markets, LLC acted as the financial advisor for 22nd Century Group’s warrant exchange.

For additional information, please visit: www.xxiicentury.com

About 22nd Century Group, Inc.

22nd Century is a plant biotechnology company whose proprietary technology allows for the levels of nicotine and other nicotinic alkaloids (e.g., nornicotine, anatabine and anabasine) in the tobacco plant to be decreased or increased through genetic engineering and plant breeding. 22nd Century owns or is the exclusive licensee of 114 issued patents in 78 countries plus an additional 36 pending patent applications. Goodrich Tobacco Company, LLC and Hercules Pharmaceuticals, LLC are wholly-owned subsidiaries of 22nd Century. Goodrich Tobacco is focused on commercial tobacco products and potential less harmful cigarettes. Hercules Pharmaceuticals is focused on X-22, a prescription smoking cessation aid in development.

Cautionary Note Regarding Forward-Looking Statements: This press release contains forward-looking information, including all statements that are not statements of historical fact regarding the intent, belief or current expectations of 22nd Century Group, Inc., its directors or its officers with respect to the contents of this press release. The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. We cannot guarantee future results, levels of activity or performance. You should not place undue reliance on these forward-looking statements, which speak only as of the date that they were made. These cautionary statements should be considered with any written or oral forward-looking statements that we may issue in the future. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to reflect actual results, later events or circumstances, or to reflect the occurrence of unanticipated events. You should carefully review and consider the various disclosures made by us in our annual report on Form 10-K for the fiscal year ended December 31, 2012, filed on March 18, 2013, including the section entitled “Risk Factors,” and our other reports filed with the U.S Securities and Exchange Commission which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.

Contact

Redington, Inc.

Tom Redington

203-222-7399